Exhibit 99.1

November 30, 2011	PRESS RELEASE

BankGuam Holding Company

Declares 4th Quarter Dividends

BankGuam Holding Company (OTCBB:BKGMF), announced that its Board of Directors declared an $0.125 per share quarterly cash dividend at the Board’s regular meeting held on November 28, 2011. The dividend will be paid on December 30, 2011 to shareholders of record on December 15, 2011.

“The continuing profitability of the Bank has allowed us to pay dividends this quarter to our shareholders, and represent a favorable return on their investment,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT: BankGuam Holding Company

                      William D. Leon Guerrero, EVP and COO

                      (671) 472-5273